Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Gasco Energy, Inc., a Nevada corporation (the “Company”), and Michael K. Decker (“Executive”), and is effective as of February 8, 2011 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company and serves as Executive Vice President and Chief Operating Officer of the Company; and

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I.
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1.                            “Affiliate of Executive” shall mean and include Executive’s family by blood or marriage (including, without limitation: parents, spouse, siblings, children, and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive’s family or in which Executive or any member of Executive’s family has any direct or indirect financial interest whatsoever.

1.2.                            “Board” shall mean the Board of Directors of the Company.

1.3.                            “Cause” shall mean a determination by the Board that Executive (i) has engaged in any act of dishonesty with regard to the Company that is intended to result in his personal enrichment or any act of theft, fraud, embezzlement, misappropriation or willful breach of fiduciary duty to the Company, (ii) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), (iii) has intentionally failed or willfully refused (other than by reason of an impairment described in Section 4.1(a) of this Agreement) to perform Executive’s duties and responsibilities to the Company, (iv) has engaged in gross negligence or willful misconduct in the performance of Executive’s duties with respect to the Company, or (v) has materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company.

1.4.                            “Change in Control” shall mean and shall be deemed to have occurred if: (i) there shall be consummated (a) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger less than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned, directly or indirectly, in the aggregate by the stockholders of the Company, other than “affiliates,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any party to such consolidation or merger, as the same shall have existed immediately prior to such consolidation or merger, or (b) any sale, lease, exchange, or other transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (ii) the stockholders of the Company shall have approved any plan or proposal for the liquidation or dissolution of the Company; (iii) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Company’s outstanding common stock, without the prior approval of the Board; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (v) a “Change in Control” of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act shall have occurred; or (vi) any consolidation or merger of the Company with another corporation or entity and as a result of such consolidation or merger Executive is not retained by the Board as the Executive Vice President and Chief Operating Officer of the Company; provided that the event constituting such “Change in Control” also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

1.5.                            “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6.                            “Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Article V.

1.7.                            “Good Reason” shall mean the occurrence of any of the following events:

(a)                                  a material diminution in Executive’s Base Salary;

(b)                                 a material diminution in Executive’s authority, duties, or responsibilities, compared to both (i) Executive’s authority, duties or responsibilities as they existed immediately prior to such diminution and (ii) the authority, duties or responsibilities of executive vice presidents and chief operating officers of similarly situated companies to the Company; or

(c)                                  the involuntary relocation of the geographic location of Executive’s principal place of employment to a location that is outside of Denver, Colorado; or

(d)                                 a material breach by the Company of any material provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 1.7 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 1.7(a), (b) (c), or (d) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 9.1 within 30 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 60 days after the initial existence of the condition specified in such notice.

1.8.                            “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.9.                            “Related Parties” shall mean the Company and each of its subsidiaries.

1.10.                     “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination.

1.11.                     “Severance Amount” shall mean an amount equal to the Base Salary in effect immediately prior to Executive’s termination of employment (or, if greater and to the extent applicable, immediately prior to the occurrence of Good Reason) divided by twelve (12).

ARTICLE II.
EMPLOYMENT AND DUTIES

2.1.                            Term. The Company agrees to continue the employment of Executive, and Executive agrees to continue to be employed by the Company, for a period (the “Employment Period”) commencing on the Effective Date and ending on the second anniversary of such date (the “Initial Term”), unless earlier terminated pursuant to Article IV below.  However, if no such termination has occurred, this Agreement shall automatically be extended on each anniversary of the Effective Date for an additional one year period (each a “Renewal Term”), unless earlier terminated pursuant to Article IV below, or unless either party gives written notice to the other party ninety (90) days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable, that it or he intends for this Agreement to terminate at the end of such period.  In the event that this Agreement is continued for one or more Renewal Terms, such additional Renewal Term(s) shall be included in the term Employment Period.

2.2.                            Positions.  From and after the Effective Date, the Company shall employ Executive in the position of Executive Vice President and Chief Operating Officer of the Company or in such other position or positions as the parties mutually may agree.

2.3.                            Duties and Services.

(a)                                  Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), including the duties for such position(s) as described in the Bylaws of the corporation in effect from time to time, as well as such additional duties and services appropriate to such position(s) that the parties mutually may agree upon from time to time.

(b)                                 In the performance of all Executive’s duties hereunder, Executive shall be subject to and shall comply with all of the Company’s policies, rules, and regulations applicable to its officers and employees generally.

2.4.                            Place of Employment.  Executive’s principal place of employment shall be in Denver, Colorado; provided, however, that Executive will undertake such incidental business travel as shall be reasonably necessary in the fulfillment of his obligations.

2.5.                            Other Interests.

(a)                                  Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company. Without the prior written consent of the Board, which shall not unreasonably be withheld, Executive shall not, directly or indirectly, during the Term of this Agreement engage in any activity competitive or adverse to the Company’s business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other business entity.

(b)                                 Except with the prior written consent of the Board, Executive agrees not to serve on the board of directors or similar governing body of any business or businesses whether or not similar to that of the Company.

(c)                                  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment or consulting agreement or arrangement with any other person, firm, company, corporation, or other business entity; and (ii) Executive is subject to no restraint, limitation, or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive’s right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

(d)                                 Without the prior written consent of the Board in each instance, Executive will not authorize or permit the Company to engage the services of, or engage in any other business activity with, or provide any financial or other benefit to, any Affiliate of Executive.

(e)                                  Notwithstanding the foregoing in this Section 2.5, the parties acknowledge and agree that Executive may (i) engage in and manage Executive’s passive personal investments and (ii) engage in charitable and civic activities; provided, however, that such activities shall be permitted so long as such activities do not unreasonably conflict with the business and affairs of the Company or interfere with Executive’s performance of Executive’s duties hereunder.

2.6.                            Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company.  In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the business of the Company and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

2.7.                            Company’s Authority.  Executive agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Board or a committee of the Board, respecting performance of the Executive’s duties and to carry out and perform orders, directions, and policies of the Company as they may be, from time to time, stated to Executive either verbally or in writing.

ARTICLE III.
COMPENSATION AND BENEFITS

3.1.                            Base Salary.  During the period of Executive’s employment hereunder, Executive shall receive an annualized base salary of $290,000 (the “Base Salary”). Executive’s Base Salary shall be reviewed periodically by the Board and, in the sole discretion of the Company, such Base Salary may be increased (but not decreased) effective as of any date determined by the Company.  Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

3.2.                            Bonuses.  In addition to the Base Salary described in Section 3.1, Executive shall be entitled to full participation in the annual cash incentive plan available to executives of the Company and as established by the Company from time to time (the “Bonus Plan”).  Except to the extent that the Bonus Plan expressly provides to the contrary, no bonus, prorated or otherwise, shall accrue or be owed to Executive upon termination pursuant to Section 5.1 or otherwise.

3.3.                            Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder in performing services hereunder, including all expenses of travel while away from home on business at the request of and in the service of the Company, in accordance with Section 3.4.

3.4.                            Treatment of Reimbursements. Any expenses eligible for reimbursement under this Article III must be incurred and accounted for in accordance with the policies and procedures established by the Company.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive, provided that the required supporting documentation has been furnished prior thereto); provided, however, that upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Agreement to the contrary, (a) the amount of expenses eligible for reimbursement hereunder during one calendar year shall not affect the expenses eligible for reimbursement hereunder in any other calendar year, (b) Executive’s right to reimbursement pursuant this Section 3.4 shall not be subject to liquidation or exchange for any other benefit and (c) in no event shall Executive be entitled to reimbursement for any expenses after the first anniversary of the Date of Termination.

3.5.                            Other Benefits.  During Executive’s employment hereunder, Executive shall be permitted to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans and programs.  The Company shall not, however, by reason of this Section 3.5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similar situated employees generally.

(a)                                  Medical Insurance.  Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees.

(b)                                 401(k) plan. Executive shall be entitled to participate in the Company’s 401(k) or other similar retirement benefit plan.

3.6.                            Vacation and Sick Leave.  During Executive’s employment hereunder, Executive shall be entitled to five (5) weeks paid vacation each calendar year.  Executive shall be entitled to receive payment for accrued vacation not taken during each calendar year during the Employment Period.

3.7.                            Offices.  Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and as a member of any committees of the board of directors or similar governing body of any such entities.

3.8.                            Dodd-Frank Act.  Notwithstanding anything in this Agreement or any other agreement between the Company and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain executives of the Company to repay the Company, and for the Company to recoup from such executives, erroneously awarded amounts of incentive-based compensation.  If, and only to the extent, the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to Executive, Executive hereby agrees, even if Executive has terminated his employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request.  This Section 3.8 shall survive the termination of this Agreement.

ARTICLE IV.
TERMINATION OF EMPLOYMENT

4.1.                            Company’s Right to Terminate.  The Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)                                  upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement on a full-time basis by reason of any physical or mental impairment for a period of at least ninety (90) consecutive days as determined by the Company and certified in writing by a competent medical physician selected by the Company, and a failure by Executive to return to performance of duties and fulfillment of obligations within thirty (30) days after Notice of Termination is given (which may occur before or after the end of such ninety (90) consecutive day period) on a full-time basis; or

(b)                                 Executive’s death; or

(c)                                  for Cause; or

(d)                                 for any other reason whatsoever or for no reason at all, in the sole discretion of the Company, effective upon the earlier of forty-five (45) days following the date the Notice of Termination is given and such earlier date as Executive and the Company may mutually agree.

4.2.                            Executive’s Right to Terminate.  Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination.  In the case of a termination of employment by Executive pursuant to this Section 4.2, the Date of Termination specified in the Notice of Termination shall not be less than forty-five (45) nor more than ninety (90) days from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 4.1).

4.3.                            Other Terminations. Executive’s employment with the Company shall be terminated upon the occurrence of any of the following events:

(a)                                  upon the expiration of the Employment Period following timely notice of non-renewal given by Executive in accordance with Section 2.1 (an “Expiration”); or

(b)                                 upon mutual agreement by the Company and Executive to terminate.

4.4.                            Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors or similar governing body of any Related Party and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s designee or other representative.

4.5.                            Meaning of Termination of Employment.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.  It is further intended that this Agreement (including all amendments hereto) comply with the provisions of Section 409A of the Code and Treasury Regulations promulgated thereunder, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Executive.  This Agreement shall be interpreted and administered in a manner consistent with this intent.

ARTICLE V.
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1.                            Obligations of the Company upon Termination.

(a)                                  For Any Reason other than Without Cause or for Good Reason.  If (i) the Executive’s employment with the Company shall be terminated pursuant to Section 4.1(a), 4.1(b), or 4.1(c); (ii) the Executive terminates his employment for any reason other than Good Reason or causes an Expiration by giving notice of non-renewal in accordance with Section 2.1 at any time; or (iii) subject to Section 5.1(c), the Company causes an Expiration by giving notice of non-renewal in accordance with Section 2.1 and the Expiration occurs on or after the day before the fifth anniversary of the Effective Date, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of any portion of Executive’s Base Salary or bonus (or other incentive compensation) earned through the Date of Termination to the extent not theretofore paid and otherwise owed under the terms of the Bonus Plan (the “Accrued Amounts”).

(b)                                 Without Cause; For Good Reason, prior to or More than Twelve Months following a Change in Control.  If (i) during the Employment Period, the Executive’s employment with the Company shall be terminated by the Company pursuant to Section 4.1(d); (ii) Executive resigns for Good Reason; or (iii) the Company causes an Expiration by giving notice of non-renewal in accordance with Section 2.1 and the Expiration occurs prior to the day before the fifth anniversary of the Effective Date, then provided that a Change in Control has not occurred within the twelve (12) month period immediately preceding such termination, resignation or Expiration, the Company shall have no further payment obligations to the Executive or his legal representatives, other than:

(i)                                     Payment of any Accrued Amounts; plus

(ii)                                  Subject to (1) Section 9.16 and Section 9.17, (2) the execution and delivery of a release of any claims Executive may have against the Company in substantially the form attached hereto as Appendix A, together with such changes as the Company may reasonably require to make such release effective in light of any changes in applicable law from and after the date of this Agreement (in such revised form, a “Release”), (3) the expiration of any waiting periods for such a Release to become fully effective, and (4) continued compliance by Executive with all obligations of Executive under the provisions of this Agreement that survive termination of this Agreement, a monthly payment equal to the Severance Amount in effect at the time of termination of Executive’s employment, payable in accordance with the Company’s regular payroll practice for a period of months equal to the greater of (A) the remaining months in the Initial Term, or (B) eighteen (18) months; and

(iii)                               All non-vested stock options, restricted stock and other equity-based awards issued by the Company and held by Executive shall immediately vest upon such termination, resignation or Expiration.

(c)                                  Without Cause; For Good Reason, within Twelve (12) Months following a Change in Control.  If, within the twelve (12) month period beginning upon a Change in Control, (i) the Executive’s employment with the Company shall be terminated by the Company pursuant to Section 4.1(d); (ii) an Expiration occurs as a result of the delivery of a notice of non-renewal by the Company (but not by Executive) in accordance with Section 2.1; or (iii) Executive resigns for Good Reason, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of:

(i)                                     Any Accrued Amounts; plus

(ii)                                  Subject to (1) Section 9.16 and Section 9.17, (2) the execution and delivery of a Release, and (3) the expiration of any waiting periods for such a Release to become fully effective, a single lump sum payment in an amount equal to the product of the Severance Amount in effect at the time of termination of Executive’s employment multiplied by thirty (30).  Such lump sum payment shall be paid to Executive at the time selected by the Company but in no event later than 60 days following Executive’s termination, resignation or Expiration; and

(iii)                               All non-vested stock options, restricted stock and other equity-based awards issued by the Company and held by Executive shall immediately vest upon such termination, resignation or Expiration.

(d)                                 Release as Condition.  If the release required by clause (ii) of subsection (b) or (c) preceding, as applicable, has not been delivered or any applicable waiting period thereunder has not terminated prior to the expiration of the sixty (60) day period following the Date of Termination, then the Company shall have no obligation to pay to Executive any compensation pursuant to clause (ii) of subsection (b) or (c).

ARTICLE VI.
PROTECTION OF INFORMATION

6.1.                            Disclosure to and Property of the Company.  For purposes of this Article VI, the term “the Company” shall include the Company and any of the Related Parties, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company.  Notwithstanding any of the preceding provisions of this Section 6.1 to the contrary, the term “Confidential Information” does not include (a) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any act of Executive or (b) any information that becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.  Upon request by the Company, Executive shall promptly disclose and return all Confidential Information in Executive’s custody or control.  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any Confidential Information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company.  Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

6.2.                            Disclosure to Executive.  The Company and the Related Parties shall (a) disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company, including Confidential Information to which Executive did not have access prior to the Effective Date, (b) shall entrust Executive with business opportunities of the Company, including business opportunities to which Executive did not have access prior to the Effective Date, and (c) shall place Executive in a position to develop business good will on behalf of the Company.

6.3.                            No Unauthorized Use or Disclosure.  Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company.  Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.  Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. The Related Parties shall be third party beneficiaries of Executive’s obligations under this Article VI.  As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and work product.

6.4.                            Ownership by the Company.  If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5.                            Assistance by Executive.  During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.  After Executive’s employment with the Company terminates, at the request and reasonable expense of the Company, Executive shall assist the Company or its nominee(s) in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6.                            Remedies.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Company shall be entitled to enforce the provisions of this Article VI by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VI, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive or Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VII.
RESTRICTIVE COVENANTS

7.1.                            Definitions.  As used in this Article VII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Company, (i) the exploitation, development and production of hydrocarbon resources and (ii)  any other business in which the Company or any of the Related Parties is engaged, or has specific plans to engage of which Executive is or reasonably should be aware during such period and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, (x) the products and services provided by the Company and the Related Parties at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing and (y) any other business in which the Company or any of the Related Parties is engaged, or has specific plans to engage of which Executive is or reasonably should be aware during such period.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of one year following the end of Executive’s employment with the Company.

“Restricted Area” means the geographical areas within the states and counties set forth on Appendix B.

7.2.                            Non-Competition; Non-Solicitation.  Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VII in consideration for the Confidential Information provided by the Company and the Related Parties to Executive pursuant to Section 6.2(a) of this Agreement and to protect the trade secrets and Confidential Information of the Company or the Related Parties disclosed or entrusted to Executive by the Company or any Related Party or created or developed by Executive for the Company or the Related Parties, as applicable, and as an express incentive for the Company to enter into this Agreement.

(a)                                  Subject to the exceptions set forth in Section 7.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, the Business in the Restricted Area and (ii) Executive will not, and Executive will cause all Affiliates of Executive not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity (other than the Related Parties) which engages in the Business in the Restricted Area.

(b)                                 Notwithstanding the restrictions contained in Section 7.2(a), subject to Section 2.5, Executive and Affiliates of Executive may own an aggregate of not more than 1% of the outstanding stock of any class of any entity engaged in the Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), so long as neither Executive nor any Affiliate of Executive has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)                                  Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not, and Executive will cause Affiliates of Executive not to, directly, indirectly or as agent for any other person or entity, (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer, director or employee of the Company or any of the Related Parties or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of the Related Parties any person or entity who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(d)                                 Before accepting employment with any other person or entity during the Prohibited Period, the Executive will inform such person or entity of the restrictions contained in this Article VII.

7.3.                            Relief.  Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company.  Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Executive, and the Related Parties shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach without bond or other security.  The Related Parties shall also have the right and remedy to require Executive to account for and pay over to the applicable Related Party all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or his affiliates or family members as a result of any transaction constituting a breach of this Article VII.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

7.4.                            Reasonableness; Enforcement.  Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VII.  Executive acknowledges that he shall be a member of the Company’s executive and management personnel, and that the geographic scope and duration of the covenants contained in this Section 7.4. are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder.  It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VII invalid or unenforceable.

7.5.                            Reformation.  The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII would cause irreparable injury to the Company.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses in the Restricted Area during the Prohibited Period, but acknowledges Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII.
DISPUTE RESOLUTION

8.1.                            Arbitration.  If any dispute between Executive and the Company or its parents, subsidiaries and affiliates (including, without limitation, claims relating to the validity, scope, and enforceability of this Article VIII, claims arising under any federal, state or local law regarding the terms and conditions of employment or prohibiting discrimination in employment, claims relating to termination of employment or claims otherwise governing the employment relationship in any way) arises out of this Agreement or the relationship between the parties, either party may, by providing written notice (the “Arbitration Notice”) to the other party, demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration. Within ten days of the date of the Arbitration Notice, the dispute shall be submitted for final and binding arbitration in Arapahoe County, Colorado in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The arbitration shall be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and all fees charged by the arbitrator and any AAA costs shall be borne equally by Executive and the Company.  Except as provided in the immediately preceding sentence, each party shall be responsible for its own attorney fees, expert fees or other fees incurred in connection with the arbitration.  The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.  No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations.  In the event either party must resort to the judicial process to enforce the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs.  All proceedings conducted pursuant to this Agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties.  Notwithstanding the foregoing, Executive and the Company further acknowledge and agree that a court of competent jurisdiction residing in Arapahoe County, Colorado shall have the power to adjudicate claims for emergency, temporary or injunctive relief, including, without limitation, claims arising under Articles VI, VII and VIII hereunder and shall have the power to maintain the status quo pending the arbitration of any dispute under this Article VIII, and this Article VIII shall not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including, without limitation, any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Articles VI, VII and VIII of this Agreement; provided, however, that the remainder of any such dispute beyond the application for emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Articles VIII.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL.

ARTICLE IX.
MISCELLANEOUS

9.1.                            Notices.  All notices, requests, and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed to have been duly given (a) if by hand delivery, upon such delivery, and (b) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth below:

To Executive:	Michael K. Decker
625 Country Club Lane
Castle Rock Colorado, 80108

To the Company:	Gasco Energy, Inc.
8 Inverness Drive East
Suite 100
Englewood, CO 80112

with a copies to:	Jackson Walker LLP
901 Main Street, Suite 6000
Dallas, TX 75202
Attention: Jeffrey M. Sone
Facsimile: (214) 661-6697

Vinson & Elkins LLP
666 Fifth Ave., 26th Floor
New York, NY 10103
Attention: Caroline Blitzer
Facsimile: (917) 849-5317

Any party may change its address for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.

9.2.                            Assignment.  This Agreement is a personal contract, and the rights, interests and obligations of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement.  Executive may, with the prior written consent of the Company (which shall not unreasonably be withheld), assign this Agreement to an entity (corporation, partnership or limited liability company) that is controlled by Executive.  Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive’s death, Executive’s estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

9.3.                            Successors.  This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns as well.

9.4.                            Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6.                            Amendment, Modification, or Revocation.  This Agreement may be amended, modified, or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification, or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

9.7.                            Headings.  The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

9.8.                            Genders and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.9.                            Applicable Law; Submission to Jurisdiction.

(a)                                  This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Colorado, without giving effect to its choice of laws principles.

(b)                                 This contract is wholly performable in Arapahoe County, Colorado.  Subject to the provisions of Article VIII, exclusive venue for any litigation between the parties hereto shall be in Arapahoe or Denver County, Colorado, and shall be brought in the State District Courts of Arapahoe County, Colorado or in the United States District Court for the District of Colorado.  The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Arapahoe or Denver County, Colorado, and specifically consent to the jurisdiction of the State District Courts of Arapahoe County and the United States District Court for the District of Colorado.

9.10.                     Term.  Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination; provided, however, that to the extent any incentive or bonus plan provides otherwise with respect to any options, restricted stock or other equity-based incentives granted to Executive, the terms of such plan shall govern.  Without limiting the scope of the preceding sentence, the provisions of Article VI, Article VII, and Article VIII shall survive any termination of the employment relationship and/or of this Agreement.

9.11.                     Entire Agreement.  This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans, or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

9.12.                     Attorneys’ Fees.  If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys’ fees as determined by the arbitrator.

9.13.                     Further Assurances.  The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

9.14.                     Waiver.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.15.                     Indemnification. To the fullest extent permitted by law and the Company’s Certificate of Incorporation and Bylaws, the Company shall indemnify, defend, and hold harmless the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys fees),  incurred or paid by Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Executive of services for, or acting as, an officer or employee of the Company or any subsidiary thereof. The Company agrees to use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance, but the failure of the Company to maintain such insurance or any portion thereof shall not negate nor diminish Company’s obligations as set forth in this paragraph.

9.16.                     Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes, and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.17.                     Internal Revenue Code Section 409A.  Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 5.1 are intended to be made in reliance upon Treas. Reg. § 409A-1(b)(9) (separation pay plans); provided, however, if any payment or benefit provided for herein would be subject to additional taxes and interest under section 409A of the Code if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit (or portion thereof) shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.  The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, then upon the request of Executive, the Company shall reform the provision to the extent such reformation is otherwise consistent with Section 409A and any applicable correction principles set forth in Notice 2010-6.  However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A.  Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed.  Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto.  The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.  Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A.  References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

9.18.                     Termination of Prior Agreements.  The parties hereby agree that any rights Executive may have with respect to compensation, bonuses or accruals or payments thereof which are not expressly set forth in this Agreement, including without limitation Executive’s rights to “Bonus Compensation” as defined in and calculated pursuant to any and all prior employment agreement(s) between the Company and Executive (as amended, the “Prior Agreements”), and the Prior Agreements themselves, are hereby terminated, and Executive hereby releases the Company from any liability or obligation in connection therewith.  Without limiting the generality of the foregoing, all provisions contained in the Prior Agreements relating to stock options (including the exercisability thereof) are hereby terminated and made null and void.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 8, 2011, effective for all purposes as provided above.

GASCO ENERGY, INC.

By:	/s/ W. King Grant
Name:	W. King Grant
Title:	President and CEO

/s/ Michael K. Decker
MICHAEL K. DECKER

APPENDIX A

Form of Release

In exchange for good and valuable consideration set forth in that certain Employment Agreement (the “Employment Agreement”) between Michael K. Decker (“Employee”) and Gasco Energy, Inc., a Nevada corporation (the “Company”), the sufficiency of which such consideration is hereby acknowledged, Employee, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, irrevocably and unconditionally, fully and forever, releases and discharges the Company, its Related Parties (as defined in the Employment Agreement) and each of their respective predecessors, successors and related and affiliate entities, including, without limitation, direct and indirect parents and subsidiaries, and each of their respective directors, officers, stockholders, members, partners, employees, attorneys, insurers, employee benefit plans, fiduciaries, agents and representatives (collectively, the “Released Parties”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including, without limitation, attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity (severally and collectively, “Claims”), to the extent waivable under applicable law, that Employee now has or ever had against any of the Released Parties by reason of any matter, cause or thing that has happened, developed or occurred, and any Claims that have arisen, before the signing of this Release, including but not limited to, any and all Claims (i) in tort or contract, whether by statute or common law, (ii) relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and/or (iii) arising out of, based on, or in connection with the Employment Agreement, Employee’s employment by the Company (or any of its direct or indirect affiliates, parents or subsidiaries or any other Released Parties) or the termination of that employment, including, without limitation, any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, Claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination In Employment Act of 1967, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Texas Employment Discrimination Law, in each case as amended, and any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation relating to employment matters, but subject in all respects to the limitations set forth in the next to the last paragraph of this Release.  For the avoidance of doubt, Employee hereby acknowledges and agrees that Employee hereby, irrevocably and unconditionally, fully and forever waives and releases any rights that he may have pursuant to the Employment Agreement except to the extent set forth in the next to the last paragraph of this Release.

Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the other Released Parties regarding any actions which occurred prior to the date that Employee signed this Release, except that Employee is not prevented from cooperating in an investigation by the Equal Employment Opportunity Commission (“EEOC”) or from filing an EEOC charge other than for personal relief.

Employee hereby acknowledges that Employee may hereafter discover claims or facts in addition to or different from those which Employee now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected Employee’s decision to enter into this Release.  Nevertheless, Employee expressly waives any Claim, to the extent waivable under applicable law, that might arise as a result of such different or additional claims or facts, and Employee hereby acknowledges, understands and agrees that this Release extends to all Claims, whether known or unknown, suspected or unsuspected.  Employee further expressly waives and releases any rights and benefits which he has or may have under any law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon Employee by the provisions of any law or rule of any jurisdiction designed to prevent the waiver of unknown claims.

It is the intention of Employee through this Release and with the advice of counsel to fully, finally and forever settle and release the Claims set forth above.  In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the Claims released by this Release, and Employee agrees to defend (by counsel of the Company’s (or any successor or assign thereof) choosing), and to indemnify and hold harmless, the Released Parties from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

Notwithstanding anything to the contrary in this Release or the Employment Agreement, the foregoing release shall not cover, and Employee does not intend to release, (i) the rights of Employee to receive from the Company earned but unpaid base salary compensation, accrued but unpaid expense reimbursement and other Accrued Amounts (as defined in the Employment Agreement) pursuant to the Employment Agreement, (ii) the obligations of the Company to pay the [severance pay set forth in Section 5.1(b)(ii)] [the change in control payment set forth in Section 5.1(c)(ii)] of the Employment Agreement, (iii) any rights of Executive as a stockholder or holder of other securities; (iv) the rights of Executive under any stock option agreement or other agreement or instrument governing Executive’s ownership or right to acquire ownership in the Company; (v) the rights of Executive to continued health care coverage at Executive’s own expense to the extent provided by the Consolidated Omnibus Budget Reconciliation Act; (vi) the rights of Executive to payments under tax-qualified and non-qualified retirement plans; or (vii) Executive’s rights to indemnification pursuant to Section 9.15 of the Employment Agreement and any directors’ and officers’ liability insurance policy under which Executive is covered immediately prior to termination.

EMPLOYEE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EMPLOYEE UNDERSTANDS THAT THIS IS A FULL, COMPREHENSIVE AND GENERAL RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE EMPLOYMENT AGREEMENT, AND EMPLOYEE HAS CONSULTED WITH AN ATTORNEY.  EMPLOYEE WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE DAYS TO CONSIDER SIGNING THIS RELEASE, AND EMPLOYEE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EMPLOYEE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS REVOCATION TO THE BOARD OF DIRECTORS OF THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.  EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS (TO THE EXTENT WAIVABLE UNDER APPLICABLE LAW).  EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE PAYMENTS SET FORTH IN THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EMPLOYEE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

[SIGNATURE PAGE TO FOLLOW]

Employee has read this Release, fully understands it and freely and knowingly agrees to its terms.

Dated this            day of                         , 201    .

Michael K. Decker

AGREED AND ACCEPTED:

GASCO ENERGY, INC.

By:
Name:
Title:

APPENDIX B

Restricted Area

Kern County, California

San Luis Obispo County, California

Elko County, Nevada

White Pine County, Nevada

Uintah County, Utah